Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D with respect to the common shares of beneficial interest, $.01 par value per share, of Diversified Healthcare Trust, dated as of June 20, 2023, is, and any amendments thereto, signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

June 20, 2023
(Date)

ABP TRUST

By:	/s/ Adam D. Portnoy
(Signature)
Adam D. Portnoy, President
(Name/Title)

ADAM D. PORTNOY

/s/ Adam D. Portnoy
(Signature)